Shareholder Meeting

Seligman Global Fund Series shareholders voted on the following proposals at a Special Meeting of Shareholders on December 4, 2003, in New York, NY. The description of each proposal and the voting results are stated below. The new Management Agreement and new Subadvisory Agreement were approved.

                               For            Against           Abstain
New Management Agreement:
Emerging Markets Fund          5,757,480.203  148,545.787     109,254.856
Global Growth Fund             7,526,615.285  315,831.251     240,420.511
Global Smaller Companies Fund 11,483,600.652  176,912.527     286,528.859
International Growth Fund      2,577,186.531   20,056.075      58,510.231


                               For            Against           Abstain
New Subadvisory Agreement:
Emerging Markets Fund          5,751,819.599  154,015.224     109,446.023
Global Growth Fund             7,439,105.519  356,454.078     287,307.450
Global Smaller Companies Fund 11,456,120.006  210,818.136     280,103.896
International Growth Fund      2,577,224.949   21,859.290      56,668.598